Exhibit (d)(63)

INTERIM INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of June 30, 2015, between THE GLENMEDE FUND, INC., a Maryland corporation (herein called the “Company”), and SEGALL BRYANT & HAMILL, LLC, a Delaware limited liability company (herein called the “Adviser”).

WHEREAS, the Company is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”) and currently offers shares representing interests in separate investment portfolios; and

WHEREAS, pursuant to an Advisory Agreement dated as of December 31, 2010 (the “Prior Advisory Agreement”) by and between the Company and the Philadelphia International Advisers L.P. (“Philadelphia International”), Philadelphia International has heretofore served as investment adviser to the Company’s Philadelphia International Emerging Markets Fund (the “Portfolio”); and

WHEREAS, as of the date hereof, Philadelphia International has sold certain of its assets relating to its investment advisory business to the Adviser, resulting in an “assignment” of the Prior Advisory Agreement and causing it to terminate in accordance with its terms; and

WHEREAS, in accordance with Rule 15a-4 under the 1940 Act, the parties wish to enter into this Agreement pursuant to which the Portfolio seeks the benefit of the Adviser’s services in managing the Portfolio’s assets and in the conduct of certain of its affairs and the Adviser agrees to render such services to the Portfolio.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1. Duties of Adviser. The Company hereby appoints the Adviser to act as investment adviser to its Philadelphia International Emerging Markets Fund (the “Portfolio”) for the period and on such terms set forth in this Agreement. The Company employs the Adviser to manage the investment and reinvestment of the assets of the Portfolio, to continuously review, supervise and administer the investment program of the Portfolio, to determine in its discretion the securities to be purchased or sold and the portion of the Portfolio’s assets to be held uninvested, to provide the Company with records concerning the Adviser’s activities which the Company is required to maintain, and to render regular reports to the Company’s officers and Board of Directors concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the oversight of the officers and the Board of Directors of the Company and in compliance with the objective, policies and limitations set forth in the Portfolio’s then effective prospectus and statement of additional information and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2. Portfolio Transactions. The Adviser is authorized to select the brokers that will execute the purchases and sales of securities for the Portfolio and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Company, the Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 and interpretive guidance issued by the Securities and Exchange Commission (the “SEC”) thereunder) provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Company and other accounts as to which the Adviser exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Company such information relating to portfolio transactions as they may reasonably request.

3. Compensation of the Adviser. For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the Portfolio will pay the Adviser and the Adviser will accept as full compensation therefor, a fee computed daily and paid monthly (in arrears), at an annual rate of .65% of the average daily net assets held in the Portfolio.

During the term of this Agreement, any such compensation payable to the Adviser shall be held in an interest bearing escrow account with State Street Bank and Trust Company pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit A attached hereto. If, during the term of this Agreement, a new advisory agreement with the Adviser is approved by a majority of the Portfolio’s outstanding voting securities, then the amount held in the escrow account (plus interest and income earned thereon and proceeds thereof) shall be paid to the Adviser. If, however, a new advisory agreement is not approved by a majority of the Portfolio’s outstanding voting securities (as defined in the 1940 Act), then the Adviser shall be entitled to the lesser of: (i) any costs incurred in performing this Agreement (plus interest and income earned thereon and proceeds thereof) or (ii) the total amount held in the escrow account (plus interest and income earned thereon and proceeds thereof).

4. Other Services. At the request of the Company, the Adviser in its discretion may make available to the Company office facilities, equipment, and other services. Such office facilities, equipment, and services shall be provided for or rendered by the Adviser and billed to the Company at the Adviser’s cost. The Adviser further agrees to assume the cost of printing and mailing prospectuses to persons other than current shareholders of the Company and the cost of any other activities primarily intended to result in the sale of the Company’s shares.

5. Reports. The Company and the Adviser agree to furnish to each other current prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6. Status of Adviser. The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Company are not impaired thereby.

7. Liability of Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 (“1940 Act”)), the Adviser shall not be subject to any liability whatsoever to the Company or to any shareholder of the Company, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Portfolio.

8. Permissible Interests. Subject to and in accordance with the Articles of Amendment and Restatement of the Company and the organizational documents of the Adviser, Directors, officers, agents and shareholders of the Company are or may be interested in the Adviser (or any successor thereof) as Directors, officers, agents, partners, shareholders or otherwise; Directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Company as Directors, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Company as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said Articles of Amendment and Restatement or organizational documents (as applicable) and the provisions of the 1940 Act.

9. Duration and Termination. This Agreement shall become effective with respect to the Portfolio on the date hereof. Unless terminated as herein provided and subject to all of the other terms and conditions hereof, this Agreement shall remain in full force and effect until the first of the following to occur: the effective date of a new advisory agreement relating to the Adviser’s management of the Portfolio which has been approved by a majority of the Portfolio’s outstanding voting securities; the 151st calendar day following the date hereof; or the reorganization of the Portfolio as a series of a registered investment company advised by the Adviser which has been approved by a majority of the Portfolio’s outstanding voting securities.

This Agreement may be terminated with respect to the Portfolio by the Company at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio, on 10 days’ prior written notice to the Adviser, or by the Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

As used in this Section 9, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

10. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Portfolio pursuant to Rules 31a-1 and 31a-2 under the 1940 Act are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which it maintains for the Company and are required to be maintained by Rule 31a-1 under the 1940 Act. The Adviser may retain copies of all such records. The Adviser shall be permitted to have access to the historical records of the Company and to the records of the Company’s prior advisor with respect to the Company. The Adviser shall be permitted to use the historical performance results of the Company, provided that such use is consistent with all applicable laws, rules and regulations.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

12. Amendment of Agreement. This Agreement may be amended by mutual consent, subject to the applicable requirements of the 1940 Act.

13. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

THE GLENMEDE FUND, INC.

By:	/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President

SEGALL BRYANT & HAMILL, LLC

By:	/s/ Paul A. Lythberg
Name: Paul A. Lythberg
Title: CCO/COO

Exhibit A (to Interim Agreement)

INTERIM INVESTMENT ADVISORY FEE ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) dated as of this 30th day of June, 2015 is between Segall Bryant and Hamill, LLC, a Delaware limited liability company (the “Adviser”), The Glenmede Fund, Inc. on behalf of its series, the Philadelphia International Emerging Markets Fund (the “Fund”) and State Street Bank and Trust Company, as escrow agent (the “Escrow Agent”). The Adviser and the Fund are sometimes referred to herein together as the “Interested Parties”.

WHEREAS, the Adviser and the Fund have entered into an Interim Investment Advisory Agreement with respect to the Fund dated as of June 30, 2015 (the “Interim Investment Advisory Agreement”) pursuant to Rule 15a-4 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

WHEREAS, Rule 15a-4 requires that compensation earned under the Interim Investment Advisory Agreement be held in an interest-bearing escrow account;

WHEREAS, the purpose of this Agreement is to establish an escrow account meeting the requirements of Rule 15a-4; and

WHEREAS, the Adviser and the Fund desire to establish the escrow as provided herein for the deposit of monies received from the Fund for payment of investment advisory fees pursuant to Rule 15a-4 and pursuant to the Interim Investment Advisory Agreement;

WHEREAS, the Escrow Agent is willing to hold such amounts and any income thereon and additions thereto, and to pay and distribute the amounts held by it in accordance with the terms of this Agreement and/or arbitral or judicial orders and decrees upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

Section 1. Escrow Deposit and Disbursement or Return.

1.1 Cash Deposit. The Fund shall deposit with the Escrow Agent the monthly payment of the net investment advisory fee and the Escrow Agent agrees to hold said amount, together with any investment income earned thereon pursuant to the terms hereof (such deposit amount together with such income, if any, collectively, the “Escrow Fund”) subject to the terms of this Agreement.

1.2 Distributions from the Escrow Amount.

(a) The Escrow Agent shall distribute the Escrow Fund, or any portion thereof, to the Adviser promptly upon receipt of a written instructions signed by a duly authorized officer of the

Fund stating that the Escrow Fund or portion thereof is to be distributed to the Adviser pursuant to Rule 15a-4 under the Investment Company Act; provided, however, that such instructions shall be received no later than 11 A.M. (Boston time) two days prior to the requested date of transfer and delivery (which instructions shall include such payment instruction detail as is necessary to enable the Escrow Agent to make such payment) and the amount designated is available in the Escrow Fund. For the avoidance of doubt, in no event shall the Escrow Agent advance cash to the Escrow Fund or any Interested Party.

(b) For the avoidance of doubt, in the absence of its receipt of such payment instruction from the Fund as described in Section 1.2(a), the Escrow Agent shall not make delivery of the Escrow Fund to the Adviser, or to take any action against the Fund to compel them to give such instruction.

1.3 Instruction. The Escrow Agent shall be entitled to accept any such instruction from the Fund pursuant to Section 1.2(a) telephonically; however, the Escrow Agent shall be entitled to require that such instruction be given in writing, or may require that any such telephonic instruction be promptly confirmed in writing (in which case the Escrow Agent shall not be liable if such subsequent written confirmation deviates from the telephonic instruction on which it reasonably relied).

1.4 Fees of Escrow Agent. All disbursements of funds from the Escrow Fund shall be subject to the fees and claims of the Escrow Agent pursuant to Sections 4 and 5(c) below.

1.5 Disclaimer. The Escrow Agent shall have no responsibility or liability hereunder for determining whether any conditions precedent to the release of the Escrow Fund contemplated hereby that may be set forth in any other agreement or document have been duly satisfied.

Section 2. Investment of Escrow Fund.

(a) The Escrow Agent shall invest the Escrowed Fund at, and pursuant to, the written direction of the Fund in Eligible Investments and shall not be responsible or liable for any loss accruing from any investment made in accordance therewith. “Eligible Investments” shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker’s acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); (iv) shares of money market funds at least 95% of the assets of which constitute obligations of the type described in clause (i) above. No investment shall have a term of more than ninety (90) days. If otherwise qualified, obligations of the Escrow Agent shall qualify as Eligible Investments. Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent.

(b) Absent its timely receipt of such specific written investment instruction from the Fund, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Fund. All earnings, if any, received from the investment of the Escrow Fund shall be credited to, and shall become a part of, the Escrow Fund (and any losses on such investments shall be debited to the Escrow Account). The Escrow Agent shall have no liability for any investment losses, including, without limitation, any losses on any investment required to be liquidated prior to maturity in order to make a payment required hereunder.

Section 3. Concerning the Escrow Agent.

(a) Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Interim Investment Advisory Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which are ministerial (and none of which shall be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with indemnity acceptable to the Escrow Agent, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its reasonable control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Escrow Agent shall not be responsible for any failure of the Advisor to transfer the Escrow Fund following delivery by the Escrow Agent. The Escrow Agent shall be entitled to assume the due authority and genuineness of any signature appearing on any instrument or document it may receive. The Escrow Agent shall in no event be liable for the application or misapplication of funds by any other person or entity, or for the acts or omissions of any other person or entity.

(c) The Escrow Agent shall not be charged with knowledge or notice of any matter unless written notice is received by the Escrow Agent at the address provided in Section 11. Any permissive grant of power to the Escrow Agent shall not be construed to be a duty to act. The Escrow Agent is not responsible for the sufficiency of the arrangement established hereby for any particular purpose.

(d) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

(e) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(f) Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 4, shall be in U.S. dollars.

Section 4. Compensation, Expense Reimbursement and Indemnification.

(a) Each of the Interested Parties agree, jointly and severally (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent’s compensation for its services hereunder in accordance with a fee schedule attached as Schedule A hereto. The Interested Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Fund for the payment of any claim for indemnification, fees, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent shall have the right and is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Fund for its own account any amounts due to the Escrow Agent under this Section 4 and Section 5(c) below.

(b) Each of the Interested Parties agree, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

(c) Each of the Interested Parties covenant and agree, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent, whether direct, indirect, punitive, special or consequential, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees and expenses, tax liabilities, any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence or willful misconduct. The provisions of this Section 4 shall survive the termination of this Agreement and the termination or removal of the Escrow Agent.

Section 5. Tax-Related Terms.

(a) Tax Reporting. The Interested Parties agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund in any tax year shall (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be allocated to such person or entity, and (ii) otherwise shall be allocated to the Fund or the Adviser, as applicable.

(b) Certification of Tax Identification Number. The Interested Parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Fund is credited to the Escrow Fund. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund.

(c) Tax Indemnification. Each of the Interested Parties agree, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Fund or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The provisions of this Section 5 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

Section 6. Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to the Fund and the Adviser. Prior to the effective date of the resignation as specified in such notice, the Fund will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Fund to a bank or trust company that it selects as successor to the Escrow Agent hereunder. If, however, the Fund shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Adviser shall be entitled to name such successor escrow agent. If no successor escrow agent is named by the Fund or the Adviser, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

Section 7. Dispute Resolution.

It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund, or should any claim be made upon the Escrow

Agent or the Escrow Fund by a third party, the Escrow Agent upon receipt of notice from either Interested Party or a third party of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Escrow Agent until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund. Each of the Fund and Adviser agree, jointly and severally, to reimburse the Escrow Agent for all costs and expenses incurred in connection with any legal proceedings which relate to the Escrow Fund.

Section 8. Consent to Jurisdiction and Service.

Each of the Interested Parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in The Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against any of the Interested Parties (or each of them) by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 11(a) hereof.

Section 9. Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its reasonable control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 10. Termination.

This Agreement shall terminate (other than the provisions hereof specified as surviving termination) upon release by the Escrow Agent of the Escrow Fund in full as provided herein and the full payment of all amounts due hereunder or upon resignation of the Escrow Agent pursuant to Section 6.

Section 11. Notices; Wiring Instructions.

(a) Notice Addresses. Any notice permitted or required hereunder shall be in writing, and shall be sent by personal delivery, overnight delivery by a recognized courier or delivery service, mailed by registered or certified mail, return receipt requested, postage prepaid, or by confirmed facsimile accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties). Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

If to the Fund:

The Glenmede Fund, Inc.

c/o Glenmede Investment Management, LP

1650 Market Street, Suite 1200

Philadelphia, PA 19103

Attention: Mary Ann B. Wirts

Fax: 215-419-6720

If to the Adviser:

Segall Bryant & Hamill, LLC

540 W. Madison Street, Suite 1900

Chicago, IL 60661

Attention: Carolyn Goldhaber

Fax: 312-474-0521

If to Escrow Agent:

State Street Bank and Trust Company

1 Iron Street

Boston, Massachusetts 02110

Attention: Christopher McGuire

Fax: 617-937-0661

(b) Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 1.2(a) above):

If to the Fund:

Bank: State Street Bank & Trust Co.

ABA #: 011000028

A/C #: 10033108

Ref: Beneficiary Name: Glenmede Philadelphia Int Emerging Markets Fund (SSB I.D. 1IB6)

If to the Adviser:

Bank: The Private Bank & Trust Company

ABA #: 071006486

A/C #: 2194952

Ref: Philadelphia International Emerging Markets Fund

If to the Escrow Agent:

Bank: State Street Bank & Trust Co.

ABA #:011000028

A/C #: 10598571

Attn: Corporate Trust Department

Ref: Beneficiary Name: Glenmede Philadelphia Int Emerging Markets Escrow Acct FBO:

Segall, Bryant & Hamill, LLC

Section 12. Miscellaneous.

12.1 Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its business (including the escrow contemplated by this Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

12.2 Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

12.3 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts. THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

12.4 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

12.5 Severability. In the event any provision of this Agreement is held illegal, void or unenforceable, the remainder of this Agreement shall remain in effect.

12.6 Anti-Money Laundering. The parties acknowledges that the Escrow Agent is required to comply with a number of federal regulations and policies concerning matters such as the identity of its customers and the source of funds it handles, including the Bank Secrecy Act and the USA Patriot Act, and all regulations issued thereunder, and the regulations issued by the U.S. Department of Treasury, Office of Foreign Asset Control (together, the “U.S. Money Laundering and Investor Identification Requirements”). Accordingly, the parties confirm that they have complied and shall continue to comply with all applicable U.S. Money Laundering and Investor Identity Requirements, including without limitation, maintaining and effecting appropriate procedures to verify suspicious transactions and the source of funds for settlement of transactions. Accordingly, the parties acknowledge that Section 326 of the USA Patriot Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the parties identity including without limitation name, address and organizational documents (“identifying information”). The parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

12.7 Taxpayer Identification Numbers. The parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The parties each represent that its correct Taxpayer Identification Numbers assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Agreement.

12.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9 Regulation GG. Each Interested Party hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). Each Interested Party hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Interested Party is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Escrow Agent pursuant to this Agreement or otherwise between or among any party hereto.

12.10 Data Privacy. The Escrow Agent will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Interested Parties’ shareholders, employees, directors and/or officers that the Escrow Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

THE GLENMEDE FIND, INC. ON BEHALF OF ITS PHILADELPHIA INTERNATIONAL - EMERGING MARKETS FUND

By:	/s/ Mary Ann B. Wirts
Name: Mary Ann B. Wirts
Title: President

SEGALL BRYANT AND HAMILL, LLC

By:	/s/ Paul A. Lythberg
Name: Paul A. Lythberg
Title: CCO/COO

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President

Schedule A

Domestic Custody
Basis Points
Basis Point Fee (per Fund/per year)	0.30

TRANSACTION PROCESSING FEES PER TRADE

Wire Transfers In and Out	$ 4.25

Account Maintenance Fee

Monthly account maintenance fee per demand deposit account	$100 per DDA